Exhibit 99.1
ASX ANNOUNCEMENT
28 April 2008
HEARTWARE APPOINTS DAVID R. HATHAWAY, M.D.
CHIEF MEDICAL OFFICER
Framingham, MA and Sydney, Australia — April 28, 2008 — HeartWare Limited (ASX: HTW) today announced the appointment of David R. Hathaway, M.D. as Chief Medical Officer, reporting directly to Chief Executive Officer Doug Godshall.
Dr. Hathaway has previously served as Chief Medical Officer for several drug discovery and medical device companies. He has overseen the preclinical and clinical development of multiple products in the cardiology arena and has led the strategic development, outlicensing and commercial launch of a number of pharmaceuticals and medical technologies. He has extensive regulatory experience, having served on two successful NDA teams. Moreover, he has led successful partnering programs for Bristol-Myers Squibb, Knoll, Restoragen and Arginox Pharmaceuticals.
Dr Hathaway was previously Vice President of Medical Affairs with Knoll Pharmaceutical Company until it was acquired by Abbott Laboratories. While at Knoll he oversaw the Medical Affairs Department and was responsible for clinical research, regulatory affairs, medical information and drug advocacy. Prior to joining Knoll, Dr. Hathaway was Vice President, Cardiovascular Drug Discovery at Bristol-Myers Squibb, where he managed a team of 90 scientists in the preclinical development of novel antiarrhythmic and antithrombotic agents as well as new drugs for heart failure.
Before transitioning to a corporate career, Dr. Hathaway was Division Chief and Director of the Krannert Institute of Cardiology at the Indiana University School of Medicine, where he practiced for more than 14 years. He also served as a Clinical Associate and Cardiology Fellow at the National Institutes of Health in Bethesda, Md. While still a practicing clinician he invented a vascular closure technology which is currently marketed by Abbott Vascular as the Closer device and Prostar® Suture-Mediated Closure.
Dr. Hathaway has been section editor (Cardiovascular Diseases) of Kelley’s Textbook of Medicine and was a member of the editorial boards of the Journal of Clinical Investigation, the Journal of the American College of Cardiology and Circulation. He has authored over 80 scientific and medical publications and is an inventor on 13 U.S. patents and 8 pending U.S. patent applications. He is a member of the Association of American Physicians, the American College of Physicians and the American Society for Clinical Investigation and is a fellow in the American College of Cardiology. He earned his medical degree from the Indiana University School of Medicine.
“We are delighted that David will be joining the HeartWare team,” said HeartWare CEO Doug Godshall. “It is rare to find an individual who, after asuccessful career as a physician, has been able to transition seamlessly into the business world. David’s clinical trial management experience, his broad strategic perspective and his intimate knowledge of the management of heart failure patients will add tremendous value to HeartWare.

HeartWare ASX Announcement — 28 April 2008
“David will be taking over clinical and regulatory responsibility in June from Jennifer Foley, who will be transitioning out of the company. Jennifer has for some time expressed a desire to step back in order to spend more time with her family. She has been committed to completing the setup of our US trial infrastructure and has worked diligently to ensure that we are well positioned to begin enrolling patients in the US as soon as we receive FDA approval of our IDE. Jennifer has been a stellar member of the team and we wish her well.”
About HeartWare
HeartWare develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices, designed to treat patients suffering from advanced heart failure. The Company is developing the industry’s smallest and least invasive pumps, which it believes will be the key to unlocking the potential of a large and underserved market. The HeartWare® LVAS is a full-output pump designed to be implanted in the chest, avoiding the abdominal surgery generally required to implant competing devices. The device is currently the subject of an international clinical trial involving five investigational centres in Europe and Australia. A clinical trial in the U.S. is expected to begin in the first half of 2008.

For further information:

www.heartware.com.au	US Investor Relations
Howard Leibman	Matt Clawson
Director Corporate Development	Partner
HeartWare Limited	Allen & Caron, Inc.
Email. howard.leibman@heartware.com.au	Email. matt@allencaron.com
Tel. +61 2 9238 2064	Tel. +1 949 474 4300

2